FOR IMMEDIATE RELEASE:	CONTACT:
March 30, 2011	Ginny Dunn
7:00 a.m. EDT	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240-864-2643

ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2010 FINANCIAL RESULTS

ROCKVILLE, MD, March 30, 2011  – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three months and twelve months ended December 31, 2010.

For fiscal year 2010, revenues were $3.7 million compared to $5.3 million for fiscal 2009.  For the year ended December 31, 2010, the Company reported a net loss of ($9.1 million) or ($0.94) per share, compared to a net loss of ($9.2 million), or ($1.16) per share, for fiscal year 2009.  As of December 31, 2010, the Company had cash and short-term investments of approximately $4.9 million.

Revenues for the fourth quarter ended December 31, 2010 were $3.7 million compared to $1.6 million for the fourth quarter ended December 31, 2009.  The Company reported net income of $0.8 million, or $0.07 per share for the three months ended December 31, 2010.  This compares with a net loss of ($2.0 million), or ($0.75) per share for the fourth quarter 2009.  Revenues in the fourth quarter of fiscal 2010 were primarily from royalty payments from Celgene Corporation’s sales of Thalomid®.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our financial resources continue to be dedicated primarily to the clinical development of ENMD-2076.  We expect that R&D expenses for ENMD-2076 will remain consistent or increase as we pursue financing to further support our clinical investigation of ENMD-2076 in 2011.  Royalty revenues from Celgene’s sales of Thalomid® in 2010 were $3.4 million, compared to $5.0 million in 2009.  We will continue to exercise prudent financial management and be opportunistic in the capital markets and with transactions that can offer non-dilutive financing to the Company.”

Executive Chairman of the Board, Michael M. Tarnow commented, “In 2010, we achieved several important milestones for the clinical development of ENMD-2076.  During the year, we completed the ENMD-2076 Phase 1 studies in refractory solid tumor and leukemia patients. Based on data from the Phase 1 study in patients with solid tumors, ovarian cancer was selected as the initial indication for Phase 2 studies and, in April of 2010, we commenced a multi-center Phase 2 study with ENMD-2076 in ovarian cancer patients.  We recently completed enrollment for the study and anticipate the presentation of data at an upcoming scientific meeting later this year.  In 2010, EntreMed completed four stock offerings which provided proceeds for the Company to execute on its clinical strategy in 2010 and further development of ENMD-2076.”

Further up-to-date information regarding the Company, including our most recent Form 10-K filing and Letter from the Executive Chairman, can be found on our web site at www.entremed.com.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

(in millions)

	2010	2009

Total revenues	$3,693,167	$1,615,725

Research and development	$1,683,141	$1,961,619

General and administrative	$884,339	$1,022,017

Net income (loss)	$1,064,926	$(1,733,344)

Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)

Net income (loss) attributable to common shareholders	$813,676	$(1,984,594)

Net income (loss) per share attributable to common shareholders (basic and diluted)	$0.07	$(0.25)

Weighted average number of shares outstanding (basic and diluted)	11,401,749	7,980,298

Twelve Months Ended
December 31,

	2010	2009
Total revenues	$3,693,167	$5,284,058

Research and development	$4,829,943	$7,901,522

General and administrative	$3,397,866	$4,104,287

Acquired in-process R&D	$3,000,000	$-

Net loss	$(8,101,115)	$(8,216,378)

Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)

Net loss attributable to common shareholders	$(9,106,115)	$(9,221,378)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.94)	$(1.16)

Weighted average number of shares outstanding (basic and diluted)	9,678,924	7,977,979

Cash and Short-term Investments	$4,911,788	$6,366,253

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